EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
SECOND QUARTER OF FISCAL 2012

BOISE, Idaho, Mar. 22, 2012 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its second quarter of fiscal 2012, which ended Mar. 1, 2012. For the second quarter, the company had a net loss attributable to Micron shareholders of $224 million, or $0.23 per diluted share, on net sales of $2.1 billion. The results for the second quarter of fiscal 2012 compare to a net loss of $187 million, or $0.19 per diluted share, on net sales of $2.1 billion for the first quarter of fiscal 2012, and net income of $72 million, or $0.07 per diluted share, on net sales of $2.3 billion for the second quarter of fiscal 2011.

Revenues from sales of NAND Flash products and DRAM products were slightly higher in the second quarter of fiscal 2012 compared to the first quarter of fiscal 2012, due primarily to approximate 20 percent increases in sales volumes offset by decreases in average selling prices. The company’s consolidated gross margin declined to 13 percent in the second quarter of fiscal 2012 compared to 15 percent for the first quarter of fiscal 2012, due primarily to declines in gross margins for the company’s NOR Flash products in the wireless market. Sales of NOR Flash products were approximately 11 percent of total net sales for the second quarter of fiscal 2012.

Cash flows from operations for the second quarter of fiscal 2012 were $574 million. During the second quarter of fiscal 2012, the company invested approximately $429 million in capital expenditures. The company ended the second quarter with cash and short-term investments of $2.1 billion.

The company will host a conference call Thursday, Mar. 22 at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until Mar. 22, 2013. A taped audio replay of the conference call will also be available at (404) 537-3406 (conference number: 62533629) beginning at 5:30 p.m. MDT Thursday, Mar. 22, 2012 and continuing until 5:30 p.m. MDT on Thursday, Mar. 29, 2012.

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar. 1,	Dec. 1,	Mar. 3,	Mar. 1,	Mar. 3,
	2012	2011	2011	2012	2011

Net sales	$2,067	$2,090	$2,257	$4,157	$4,509
Cost of goods sold	1,799	1,785	1,822	3,584	3,550
Gross margin	268	305	435	573	959
Selling, general and administrative	174	151	146	325	286
Research and development	222	230	186	452	371
Other operating (income) expense, net (1)	20	6	(76)	26	(267)
Operating income (loss)	(148)	(82)	179	(230)	569
Interest income (expense), net	(33)	(33)	(21)	(66)	(51)
Other non-operating income (expense), net (2)	39	--	--	39	(114)
Income tax (provision) benefit (3)	(9)	2	(35)	(7)	(83)
Equity in net income (losses) of equity method investees	(73)	(74)	(48)	(147)	(74)
Net (income) loss attributable to noncontrolling interests	--	--	(3)	--	(20)
Net income (loss) attributable to Micron	$(224)	$(187)	$72	$(411)	$227

Earnings (loss) per share:
Basic	$(0.23)	$(0.19)	$0.07	$(0.42)	$0.23
Diluted	(0.23)	(0.19)	0.07	(0.42)	0.22

Number of shares used in per share calculations:
Basic	982.8	981.4	988.1	982.1	980.5
Diluted	982.8	981.4	1,037.3	982.1	1,034.5

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Mar. 1,	Dec. 1,	Sep. 1,
	2012	2011	2011

Cash and short-term investments	$2,094	$1,915	$2,160
Receivables	1,241	1,383	1,497
Inventories	2,081	2,097	2,080
Total current assets	5,659	5,491	5,832
Property, plant and equipment, net	7,357	7,472	7,555
Total assets	14,139	14,211	14,752

Accounts payable and accrued expenses	1,399	1,413	1,830
Current portion of long-term debt	150	146	140
Total current liabilities	2,045	2,021	2,480
Long-term debt	2,165	1,973	1,861

Total Micron shareholders’ equity	8,044	8,271	8,470
Noncontrolling interests in subsidiaries	1,373	1,438	1,382
Total equity	9,417	9,709	9,852

	Six Months Ended
	Mar. 1,	Mar. 3,
	2012	2011

Net cash provided by operating activities	$978	$1,541
Net cash used for investing activities	(1,183)	(1,238)
Net cash provided by (used for) financing activities	139	(1,032)

Depreciation and amortization	1,167	1,033
Expenditures for property, plant and equipment	(1,089)	(1,189)
Payments on equipment purchase contracts	(86)	(221)
Net contributions from (distributions to) noncontrolling interests	(9)	(95)

Noncash equipment acquisitions on contracts payable and capital leases	533	187

(1)	Other operating (income) expense consisted of the following:

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar. 1,	Dec. 1,	Mar. 3,	Mar. 1,	Mar. 3,
	2012	2011	2011	2012	2011

(Gain) loss on disposition of property, plant and equipment	$5	$1	$(16)	$6	$(16)
(Gain) loss from changes in currency exchange rates	2	11	--	13	7
Samsung patent cross-license agreement	--	--	(40)	--	(240)
Other	13	(6)	(20)	7	(18)
	$20	$6	$(76)	$26	$(267)

In the first quarter of fiscal 2011, the company entered into a 10-year patent cross-license agreement with Samsung Electronics Co. Ltd. (“Samsung”). Under the agreement, Samsung agreed to pay the company $275 million, of which $40 million and $200 million was received in the second quarter and first quarter of fiscal 2011, respectively. The license is a life-of-patents license for existing patents and applications, and a 10-year term license for all other patents.

(2)	Other non-operating income in the second quarter of fiscal 2012 includes $39 million of gains from disposition of noncurrent investments.

During the first quarter of fiscal 2011, in connection with a series of debt restructure transactions, the company recognized a loss of $111 million as follows:

•
$15 million from the exchange of $175 million in aggregate principal amount of the company’s 1.875% Convertible Senior Notes due 2014 (the “2014 Notes”) for $175 million in aggregate principal amount of new 1.875% Convertible Senior Notes due 2027;

•	$17 million (including transaction fees) from the repurchase of $176 million in aggregate principal amount of the company’s 2014 Notes for $171 million in cash; and
•	$79 million (including transaction fees) from the repurchase of $91 million in aggregate principal amount of the company’s 4.25% Convertible Senior Notes due 2013 for $166 million in cash.

(3)
Income taxes for the first quarter of fiscal 2012 included a tax benefit of $14 million related to the favorable resolution of certain prior year tax matters. Income tax provision in the second quarter of fiscal 2011 included a charge to reduce net deferred tax assets by $19 million in connection with a change in tax rates. Income tax provision in the second quarter and first six months of fiscal 2011 included charges of $7 million and $40 million, respectively, in connection with receipts from Samsung. The company has a valuation allowance for a substantial portion of its net deferred tax asset associated with its U.S. operations. Taxes attributable to U.S. operations in fiscal 2012 and 2011 were substantially offset by changes in the valuation allowance.